Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Brett Larsen	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5500	(206) 729-3625
KEY TRONIC CORPORATION ANNOUNCES RESULTS
FOR THE THIRD QUARTER OF FISCAL YEAR 2018

Expecting Sequential Revenue and Earnings Growth in the Fourth Quarter
Spokane Valley, WA— May 1, 2018 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the quarter ended March 31, 2018.
For the third quarter of fiscal year 2018, Key Tronic reported total revenue of $108.4 million, compared to $113.6 million in the same period of fiscal year 2017. For the first nine months of fiscal year 2018, total revenue was $329.3 million, compared to $349.3 million in the same period of fiscal year 2017.
For the third quarter of fiscal year 2018, the Company had net income of approximately $0.6 million or $0.06 per share, compared to net income of $1.0 million or $0.09 per share for the third quarter of fiscal year 2017. As expected, the results for the third quarter of fiscal year 2018 include expenses in connection with a binding arbitration hearing and severance expenses related to streamlining the company’s facilities in Mexico, totaling $0.10 per diluted share. For the first nine months of fiscal year 2018, net income was $0.9 million or $0.08 per share, compared to net income of $4.3 million or $0.39 per share for the same period of fiscal year 2017.
For the third quarter of fiscal year 2018, gross margin was 7.5% and operating margin was 0.7%, compared to 8.0% and 1.6%, respectively, in the same period of fiscal 2017.
“Most of our new programs continued to ramp steadily during the third quarter of fiscal 2018, though our productivity was adversely impacted by industry wide shortages in key components and an unexpected delay from one large new customer,” said Craig Gates, President and Chief Executive Officer. “At the same time, we have continued to win significant new business from both EMS competitors and from existing customers, including 5 new programs involving gaming equipment, medical devices and a consumer security product.
Moving into the fourth quarter, although we continue to see significant supply chain issues, we expect significant growth in revenue and earnings. A large longstanding customer is significantly increasing its demand, our new programs continue to ramp and we have a strong pipeline of potential new business. In preparation for future growth, we continue to invest in new equipment and processes to be more productive with less labor content in our Mexico facilities, and we’re expanding and enhancing our highly profitable US facilities.”
Business Outlook
For the fourth quarter of fiscal year 2018, the Company expects to report revenue in the range of $112 million to $117 million, and earnings in the range of $0.11 to $0.16 per diluted share. These expected results assume an effective tax rate of 20% in the quarter.
Conference Call
Key Tronic will host a conference call today to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 800-239-9838 or +1-323-794-2551 (Access Code: 9010653). A replay will be available by calling 888-203-1112 or +1-719-457-0820 (Access Code: 9010653).

About Key Tronic
Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico and China. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.
Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects, targets, or will, similar verbs, or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to quarterly revenue and earnings during periods of fiscal year 2018, effects of recent tax reform measures, business from new customers and programs, and impacts from legal proceedings and operational streamlining. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the future of the global economic environment and its impact on our customers and suppliers, the availability of parts from the supply chain, the accuracy of customers’ forecasts; success of customers’ programs; timing and effectiveness of ramping of new programs; success of new-product introductions; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; impact of tax reform and related activities and the other risks and uncertainties detailed from time to time in the Company’s SEC filings.

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31, 2018	April 1, 2017	March 31, 2018	April 1, 2017
Net sales	$108,352	$113,601	$329,294	$349,253
Cost of sales	100,197	104,462	304,494	320,793
Gross profit	8,155	9,139	24,800	28,460
Research, development and engineering expenses	1,560	1,569	4,565	4,756
Selling, general and administrative expenses	5,816	5,721	16,641	16,518
Total operating expenses	7,376	7,290	21,206	21,274
Operating income	779	1,849	3,594	7,186
Interest expense, net	656	566	1,866	1,707
Income before income taxes	123	1,283	1,728	5,479
Income tax provision (benefit)	(521)	322	876	1,198
Net income	$644	$961	$852	$4,281
Net income per share — Basic	$0.06	$0.09	$0.08	$0.40
Weighted average shares outstanding — Basic	10,760	10,759	10,760	10,755
Net income per share — Diluted	$0.06	$0.09	$0.08	$0.39
Weighted average shares outstanding — Diluted	10,760	10,957	10,760	10,916

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31, 2018	July 1, 2017
ASSETS
Current assets:
Cash and cash equivalents	$298	$373
Trade receivables, net of allowance for doubtful accounts of $0 and $84	60,689	65,193
Inventories, net	114,962	101,590
Other	12,941	11,037
Total current assets	188,890	178,193
Property, plant and equipment, net	27,872	30,496
Other assets:
Deferred income tax asset	7,254	6,981
Goodwill	9,957	9,957
Other intangible assets, net	3,992	4,800
Other	3,753	2,413
Total other assets	24,956	24,151
Total assets	$241,718	$232,840
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$69,226	$53,078
Accrued compensation and vacation	6,616	10,005
Current portion of debt, net	5,841	5,841
Other	8,790	8,829
Total current liabilities	90,473	77,753
Long-term liabilities:
Term loans	14,392	18,773
Revolving loan	15,000	18,335
Other long-term obligations	—	1,412
Total long-term liabilities	29,392	38,520
Total liabilities	119,865	116,273
Shareholders’ equity:
Common stock, no par value—shares authorized 25,000; issued and outstanding 10,760 and 10,760 shares, respectively	46,104	45,797
Retained earnings	74,983	73,545
Accumulated other comprehensive gain (loss)	766	(2,775)
Total shareholders’ equity	121,853	116,567
Total liabilities and shareholders’ equity	$241,718	$232,840

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